                            ASSET PURCHASE AGREEMENT



                                     dated



                              as of March 31, 1998


                                  By and Among


                The Tierney Group, Inc., a Delaware corporation,


                                   as Buyer,


                        True North Communications Inc.,
                            a Delaware corporation,
                        as the Sole Shareholder of Buyer



                                      and



              BP Tierney & Associates, Inc. t/a The Tierney Group
                          a Pennsylvania corporation,
                                   as Seller


                                      and


                               Brian P. Tierney,
                       as the Sole Shareholder of Seller

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I.      DEFINITIONS................................................    1
         1.1.   Definitions................................................    1

ARTICLE II.     PURCHASE AND SALE..........................................    6
         2.1.   Purchase and Sale..........................................    6
         2.2.   Excluded Assets............................................    7
         2.3.   Assumption of Liabilities..................................    8
         2.4.   Excluded Liabilities.......................................    9
         2.5.   Purchase Price.............................................    9
         2.6.   Payment of the Purchase Price..............................    9
         2.7.   Termination of Shareholder's Employment....................   12
         2.8.   Working Capital Purchase Price Adjustment..................   13
         2.9.   Collection of Accounts Receivable; Reduction of Earnout
                Payments...................................................   13
         2.10.  Right of Endorsement.......................................   14
         2.11.  Valuation of Purchased Assets..............................   14
         2.12.  Closing....................................................   14

ARTICLE III.    REPRESENTATIONS AND WARRANTIES OF SELLER AND
                SHAREHOLDER................................................   15
         3.1.   Corporate Existence and Power..............................   15
         3.2.   Corporate Authorization....................................   16
         3.3.   Governmental Authorization.................................   16
         3.4.   Non-Contravention..........................................   16
         3.5.   Seller Capitalization......................................   16
         3.6.   Subsidiaries...............................................   17
         3.7.   Consents...................................................   17
         3.8.   Financial Statements.......................................   17
         3.9.   Absence of Certain Changes.................................   18
         3.10.  Properties; Title to the Purchased Assets..................   18
         3.11.  Litigation.................................................   19
         3.12.  Contracts..................................................   19
         3.13.  Licenses and Permits.......................................   19
         3.14.  Compliance with Laws.......................................   20
         3.15.  Intellectual Property......................................   20
         3.16.  Clients; Billings..........................................   21
         3.17.  Accounts Receivable........................................   21
         3.18.  Deposits...................................................   21
         3.19.  Employees..................................................   21
         3.20.  Benefit Plans..............................................   22

         3.21.  Shareholder Transactions...................................   22
         3.22.  Real Property..............................................   22
         3.23.  Accounts...................................................   23
         3.24.  Tax Matters................................................   23
         3.25.  Environmental Laws.........................................   23
         3.26.  Finders' Fees..............................................   23
         3.27.  Investment Representations.................................   24
         3.28.  Other Information..........................................   24

ARTICLE IV.     REPRESENTATIONS AND WARRANTIES OF BUYER....................   25
         4.1.   Corporate Existence and Power..............................   25
         4.2.   Corporate Authorization....................................   25
         4.3.   Authorization..............................................   25
         4.4.   Issuance of the Shares.....................................   25
         4.5.   Registration of the Shares.................................   25
         4.6.   Non-Contravention..........................................   25
         4.7.   Finders' Fees..............................................   26
         4.8.   Other Information..........................................   26
         4.9.   SEC Filings................................................   26
         4.10.  Absence of Material Adverse Change.........................   26

ARTICLE V.      COVENANTS OF SELLER AND SHAREHOLDER PENDING CLOSING........   26
         5.1.   Conduct of the Business....................................   26
         5.2.   Access to Information......................................   28
         5.3.   Notices of Certain Events..................................   28
         5.4.   Exclusivity................................................   29
         5.5.   Transfer of Name...........................................   29
         5.6.   Termination of 401(k) Plan.................................   29

ARTICLE VI.     POST CLOSING COVENANTS.....................................   29
         6.1.1. Confidentiality............................................   29
         6.1.2. Change of Name; Wind-Up of Seller..........................   30
         6.1.3. Performance of Excluded Liabilities........................   30
         6.1.4. No Distributions...........................................   30
         6.1.5. Licenses and Permits.......................................   30
         6.2.   Buyer and True North jointly and severally covenant and
                agree that: ...............................................   30
         6.2.1. Operations of the Business During the Earnout Periods......   30
         6.2.2. Right of First Refusal.....................................   31
         6.2.3. Continuity of Benefits.....................................   31
         6.3.   Tax Matters................................................   31



ARTICLE VII.    COVENANTS OF BUYER ........................................   32
         7.1.   Registration of True North Common Stock ...................   32
         7.2.   Delivery of SEC Filings ...................................   35

ARTICLE VIII.   COVENANTS OF ALL PARTIES HERETO ...........................   36
         8.1.   Best Efforts; Further Assurances ..........................   36
         8.2.   Confidentiality of Transaction ............................   36
         8.3.   Best Efforts to Obtain Consents ...........................   37
         8.4.   Payments and Obligations ..................................   37

ARTICLE IX.     CONDITIONS TO CLOSING .....................................   37
         9.1.   Condition to the Obligations of Buyer and Seller ..........   37
         9.2.   Conditions to Obligations of Buyer ........................   37
         9.3.   Conditions to Obligations of Seller .......................   39

ARTICLE X.      INDEMNIFICATION ...........................................   40
         10.1.  Indemnification of Buyer ..................................   40
         10.2.  Indemnification of Seller and Shareholder by Buyer and
                True North ................................................   41
         10.3.  Procedure .................................................   41
         10.4.  Periodic Payments .........................................   43
         10.5.  Insurance .................................................   43
         10.6.  Survival of Indemnification Rights ........................   43

ARTICLE XI.     DISPUTE RESOLUTION.........................................   44
         11.1.  Arbitration ...............................................   44
         11.2.  Waiver of Jury Trial; Exemplary Damages ...................   45
         11.3.  Attorneys' Fees ...........................................   46

ARTICLE XII.    TERMINATION................................................   46
         12.1.  Termination Without Default ...............................   46
         12.2.  Termination Upon Default ..................................   46
         12.3.  Survival ..................................................   47

ARTICLE XIII.   MISCELLANEOUS .............................................   47
         13.1.  Notices ...................................................   47
         13.2.  Amendments; No Waivers ....................................   48
         13.3.  Publicity .................................................   49
         13.4.  Expenses ..................................................   49
         13.5.  Successors and Assigns ....................................   49
         13.6.  Governing Law .............................................   49
         13.7.  Counterparts; Effectiveness ...............................   49
         13.8.  Entire Agreement ..........................................   49
         13.9.  Bulk Sales Laws ...........................................   49
         13.10. Setoff ....................................................   49


         13.11. Disclosure ................................................   50
         13.12. Remedies ..................................................   50
         13.13. Severability ..............................................   50
         13.14. Captions ..................................................   50
         13.15. Guarantee .................................................   50
         13.16. Permitted Transfers .......................................   50

Exhibit A       Legend
Exhibit B       Assignment and Assumption Agreement
Exhibit C       Employment Agreement
Exhibit D       Opinion of Seller's and Shareholder's Counsel
Exhibit E       Non-Compete Agreement
Exhibit F       Opinion of Buyer's and True North's Counsel


                           ASSET PURCHASE AGREEMENT


          AGREEMENT, dated as of March 31, 1998, by and among The Tierney Group, Inc., a Delaware corporation ("Buyer"), which is a wholly owned subsidiary of True North Communications Inc., a Delaware corporation ("True North"), True North, BP Tierney & Associates, Inc. t/a The Tierney Group, a Pennsylvania corporation ("Seller"), and Brian P. Tierney, the sole shareholder of Seller ("Shareholder").

                             W I T N E S  E T H :

          WHEREAS, Seller is in the business of providing public relations and other marketing communications services (the foregoing being referred to hereinafter collectively as the "Business");

          WHEREAS, Shareholder is the sole shareholder of Seller; and

          WHEREAS, Buyer desires to purchase certain of the assets and assume certain liabilities of the Business from Seller, and Seller desires to sell such assets and liabilities of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                  ARTICLE I.

                                  DEFINITIONS

          1.1. Definitions. The following terms, as used herein, have the following meanings:

          "Advertising Company" means Tierney & Partners, Inc., a Pennsylvania corporation.

          "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. With respect to any natural person, the term Affiliate shall also include any member of said person's immediate family.

          "Arbitrator" has the meaning set forth in Section 11.1.

          "Assumed Liabilities" has the meaning set forth in Section 2.3.

          "Business" has the meaning set forth in the Recitals.

          "Business Day" means any day other than a Saturday, Sunday or any day on which banking institutions in New York are not open for business.

          "Buyer Consents" means the consents, waivers and amendments to be obtained by Buyer and its Affiliates with respect to the execution, delivery and performance by Buyer and its Affiliates of this Agreement and the Guarantee and all related matters between Buyer and its Affiliates and Seller.

          "Closing" has the meaning set forth in Section 2.12.

          "Closing Date" has the meaning set forth in Section 2.12.

          "Closing Payment" has the meaning set forth in Section 2.5.

          "Collection Period" has the meaning set forth in Section 2.9(a).

          "Contracts" has the meaning set forth in Section 2.1(v).

          "Conveyance Documents" has the meaning set forth in Section 2.12.

          "Defaulted Contract" has the meaning set forth in Section 2.3.

          "Earnout Payments" has the meaning set forth in Section 2.6.

          "Employment Agreement" has the meaning set forth in Section 9.2(k).

          "Environmental Laws" has the meaning set forth in Section 3.26.

          "ERISA" means the Employment Retirement Income Security Act of 1974, as amended from time to time.

          "Excess Working Capital" means $1,207,045 which is the Working Capital of Seller as of December 31, 1997 in excess of $1,000,000 as determined by agreement of Seller, Shareholder, Buyer and True North pursuant to the Year End Balance Sheet.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Assets" has the meaning set forth in Section 2.2.

          "Excluded Liabilities" has the meaning set forth in Section 2.4.

          "Excluded Persons" has the meaning set forth in Section 5.4.

          "Financial Statements" has the meaning set forth in Section 3.8.

          "GAAP" means generally accepted accounting principles.

          "Harrisburg Office Liabilities" has the meaning set forth in Section 2.3.

          "Indemnifying Parties" has the meaning set forth in Section 10.3.

          "Indemnified Parties" has the meaning set forth in Section 10.3.

          "Intellectual Property Right" means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs and data bases, the "BP Tierney & Associates" name and the "Tierney Group" name and all derivations thereof, and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, in each case which is owned or licensed or filed by Seller or any of its Affiliates or used or held for use in the Business.

          "Law" means any domestic or foreign Federal, state, municipality or local law, statute, ordinance, rule or regulation.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including, without limitation, any agreement to give any of the foregoing and any conditional sale.

          "Loss" has the meaning set forth in Section 10.1.

          "Material Adverse Change" means a material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Business.

          "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Business.

          "Office Leases" has the meaning set forth in Section 2.1(i).

          "Permits" has the meaning set forth in Section 3.13.

          "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision or an agency or instrumentality thereof.

          "Philadelphia Lease" has the meaning set forth in Section 5.1(a).

          "Profit Before Taxes" has the meaning set forth in Section 2.6.

          "Prospectus" has the meaning set forth in Section 7.1(a).

          "Purchase Price" has the meaning set forth in Section 2.5.

          "Purchased Assets" has the meaning set forth in Section 2.1.

          "Purchaser Indemnitees" has the meaning set forth in Section 10.1.

          "Registration" has the meaning set forth in Section 7.1(a).

          "Registration Statement" has the meaning set forth in Section 7.1(a).

          "Restrictive Covenants" has the meaning set forth in Section 6.3.

          "Scheduled Closing Date" has the meaning set forth in Section 12.1.

          "SEC" has the meaning set forth in Section 7.1(a).

          "SEC Filings" has the meaning set forth Section 7.2.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Seller Consents" has the meaning set forth in Section 3.7.

          "Seller Indemnitees" has the meaning set forth in Section 10.2.

          "Shares" has the meaning set forth in Section 2.6(a).

          "Shareholder Loans" has the meaning set forth in Section 2.5.

          "Stock Certificate" has the meaning set forth in Section 2.6(a).

          "Stock Purchase Agreement" has the meaning set forth in Section 2.11.

          "Tangible Assets" has the meaning set forth in Section 2.1(ii) hereof.

               "Tax" means any federal, state, local or foreign income, alternative minimum, gross receipts, profits, sales, use, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, excise, import, real or personal property, or other tax, fee or like assessment or charge, together with any interest, any penalty and additional taxes and additions to tax imposed with respect thereto, imposed by any governmental authority.

               "Tax Payment" has the meaning set forth in Section 2.6(c).

               "Tierney Name" has the meaning set forth in Section 6.1.2.

               "True North Common Stock" means the common stock, $0.33 1/3 par value per share, of True North.

               "Working Capital" means current assets less current liabilities, calculated on an accrual basis according to GAAP, consistently applied; provided however that there shall be excluded from current assets those items referred to in Section 2.2(ii), (iii), (iv), (v), (vi) and (viii).

               "Year-End Acquired Receivables" has the meaning set forth in
Section 2.9(a).

               "Year-End Balance Sheet" has the meaning set forth in Section
3.8.


                                  ARTICLE II.

                               PURCHASE AND SALE

               2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing Buyer agrees to purchase from Seller and Seller agrees to (and Shareholder agrees to cause Seller to) sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens, all right, title and interest of Seller in, to and under all of the assets of Seller, other than the Excluded Assets, including without limitation the following described assets, properties and rights of Seller as the same shall exist at the Closing (including all such assets, properties and rights acquired by Seller on or after the date hereof) (the "Purchased Assets"):

                    (i)  the goodwill of the Business;

               (ii) the sublease with respect to Seller's Harrisburg office described on Schedule 2.1(ii) attached hereto, together with all fixtures and improvements erected on the premises leased thereby and together with all fixtures and improvements erected on the premises subleased by Buyer under the Philadelphia Lease (the "Office Leases");

               (iii) all tangible personal property and interests therein, including computers and accessories, furniture, office equipment, communications equipment, vehicles and other tangible property, including without limitation the items listed on Schedule 2.1(iii) (collectively, the "Tangible Assets");

               (iv) all work-in-process, supplies and other inventories of Seller;

               (v) the contracts, agreements, leases (including equipment leases and capital leases), licenses, commitments, client contracts, sales and purchase orders and other instruments listed on Schedule 2.1(v), and similar instruments entered into by Seller in compliance with Section 5.1 after the signing hereof and prior to the Closing, and all rights thereunder (together with the Office Leases, collectively, the "Contracts");

               (vi) all prepaid expenses and deposits pertaining to any of the Purchased Assets, including but not limited to leases and rentals;

               (vii) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

               (viii) except as provided in Section 2.2(viii), all Intellectual Property Rights and other intangible property of Seller (and all goodwill associated therewith), including without limitation the items listed on
     Schedule 3.15;

               (ix) all cash, cash equivalents, deposits, including deposits from clients for media purchases to run prior to Closing, securities (except as set forth in Section 2.2(v)), commodities, deposit accounts, checking accounts, brokerage accounts and all other accounts and all securities and investments;

               (x) all accounts, notes, and other receivables (except as set forth in Section 2.2(iii), (iv) and (vi)), whether or not accrued, and whether or not billed of Seller, including without limitation the items set forth on Schedule 2.1(x);

               (xi) all transferable licenses, permits or other governmental authorizations of Seller, including without limitation the items listed on
     Schedule 3.13; and

               (xii) all books, records, film, files and papers of Seller, whether in hard copy or computer format, including, without limitation, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former clients, and personnel and employment records.

          2.2. Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Purchased Assets:

               (i) all rights of Seller in and to this Agreement;

               (ii) the artwork and office furniture located in Seller's offices as set forth on Schedule 2.2 (ii);

               (iii) liabilities owed to Seller by Shareholder or any Affiliate of Shareholder including, but not limited to the Shareholder Loans;

               (iv) all Intellectual Property Rights and all receivables relating to the Atlantic Capital Conference that Seller organized in May 1996;

               (v) the 30,242 shares of stock of Digital Broadband Applications Corp. held by Seller;

               (vi) the receivable of $159,601.47 relating to Seller's services rendered for Mrs. David Shultz on or before December 31, 1997 (but not with respect to any services rendered thereafter);

               (vii) the stock books and minute books of Seller, Seller's corporate seal and all books and records relating to any Excluded Asset or Excluded Liability;

               (viii) all Intellectual Property Rights (and all goodwill associated therewith) in connection with "The Marriott Business Travel Institute"; and

               (ix) any assets which would otherwise be Purchased Assets which are sold or otherwise disposed of in the ordinary course of the operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing.

          2.3. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing Buyer agrees to assume the following liabilities and obligations of Seller (the "Assumed Liabilities"): all current liabilities of Seller set forth on the Year-End Balance Sheet (except to the extent paid or performed prior to the Closing Date and except for Taxes based on net income), except for the profit sharing expense payable in the amount of $78,463, and all liabilities and obligations arising in the ordinary course of business after the date of the Year-End Balance Sheet including without limitation City of Philadelphia taxes, City of Harrisburg taxes, and sales, employment and other miscellaneous taxes (except to the extent paid or performed prior to the Closing Date and except for Taxes based on net income), including those liabilities and obligations arising under the Contracts other than (a) Contracts as to which (i) a Seller Consent was required but was not obtained, except if Seller notifies Buyer that the Seller Consent has not been obtained and, notwithstanding such notification, Buyer desires to, and effectively does, assume the Contract, or (ii) any party is in default (whether with or without the passage of time or the giving of notice or both) or breach as of the Closing Date (a "Defaulted Contract"), and (b) liabilities or obligations attributable to any failure by Seller to comply with the terms thereof prior to the Closing Date. If Seller notifies Buyer prior to the Closing that any Contract is a Defaulted Contract, then Buyer shall have the option whether or not to assume any liabilities associated with such Defaulted Contract. Notwithstanding anything else set forth in this Section 2.3, any liability that results from the failure of Seller to obtain the consent of the landlord or sublandlord of the Harrisburg office sublease to the assignment to Buyer of said Sublease ("Harrisburg Office Liabilities") is not an Assumed Liability but is an Excluded Liability.

          2.4. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of whatever nature whether presently in existence or arising hereafter. All such other liabilities and obligations, including, without limitation, (i) all liabilities existing or incurred on or prior to December 31, 1997, not set forth on the Year-End Balance Sheet, (ii) any liability resulting from any tort or any violation of any Law or the breach of any contract under which Seller is bound or obligated; (iii) any liability relating to any employee benefit plan,
(iv) any liability for Taxes (except as otherwise specifically set forth in Section 2.3), (v) Harrisburg Office Liabilities, (vi) any liability with respect to any amounts payable to Mary Austen and Jay Devine as referred to in Schedule 3.19(a) and (vii) any liability or obligation relating to any

Excluded Asset, shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities").

          2.5. Purchase Price. The purchase price for the Purchased Assets shall be the sum of the Closing Payments plus the Earnout Payments plus the Tax Payment, subject to adjustment as set forth in Sections 2.7, 2.8 and 2.9 (collectively, the "Purchase Price"). The Closing Payment shall be the sum of
(i) $2,000,000 plus (ii) an amount equal to the Excess Working Capital of $1,207,045 less the amount of any loans from Seller to Shareholder or any Affiliate of Shareholder outstanding on the Closing Date that were made after December 31, 1997 (such loans totalling $223,139) ("Shareholder Loans") plus
(iii) the issuance of the Shares.

          2.6. Payment of the Purchase Price. The Purchase Price shall be payable as follows, subject, however in each case to Sections 2.7 and 2.8 and, in the case of the Earnout Payments, to Section 2.9:

          (a) The Closing Payment shall be deliverable by Buyer on the Closing Date in the form of (i) one stock certificate representing 82,092 shares (the "Shares") of True North Common Stock (collectively, the "Stock Certificate") issued in the name of Seller, (ii) $2,000,000 in cash and (iii) a cash amount equal to the Excess Working Capital minus the amount of the Shareholder Loans, such cash amounts to be delivered by wire transfer of immediately available funds to an account of Seller, as shall have been designated in writing by Seller to Buyer at least two (2) Business Days prior to the Closing. The Stock Certificate shall bear the legend set forth on Exhibit A unless the Registration Statement with respect to the Shares contemplated by Section 7.1 shall have been declared effective by the SEC and no stop order with respect thereto shall have been issued or threatened.

          (b) Subject to the remaining provisions of this Section 2.6, the Earnout Payments shall be payable to Seller or Shareholder as shall be directed by Shareholder as follows:

               (i) On or before March 15, 1999, a payment equal to 55.5% of the Profit Before Taxes (as hereinafter defined) of the Business for Buyer's fiscal year ending December 31, 1998 shall be deliverable by Buyer to Seller.

               (ii) On or before March 15, 2000, a payment equal to 55.5% of the average of the Profit Before Taxes of the Business for Buyer's fiscal year ending December 31, 1998 and Buyer's fiscal year ending December 31, 1999 shall be deliverable by Buyer to Seller.

               (iii) On or before March 15, 2001, a payment equal to 55.5% of the average of the Profit Before Taxes of the Business for Buyer's fiscal year ending December 31, 1998, Buyer's fiscal year ending December 31, 1999 and Buyer's fiscal year ending December 31, 2000 shall be deliverable by Buyer to Seller.

          There shall be no ceiling on the Earnout Payments and each Earnout Payment shall be delivered on or before the specified date by wire transfer of immediately available funds to an account of Seller or Shareholder as shall have been designated in writing by Shareholder to Buyer at least two (2) Business Days prior to the designated payment date. If any such payment date is not a Business Day, the Earnout Payment shall be delivered on the next Business Day.

          The payments described in clauses (i), (ii), and (iii) of this Section 2.6(b) are referred to herein as the "Earnout Payments." For purposes of this
Section 2.6, subject to Section 2.7, the term "Profit Before Taxes" shall mean with respect to any period the revenue earned by the Buyer from operations of the Business minus the total of all operating costs, determined according to GAAP, consistently applied on an accrual basis, in accordance with past practices, including, without limitation, interest on inter-company borrowings at the rate charged by True North to its Affiliates from time to time, which is currently ten percent (10%) per annum, and interest, fees and other charges on third party borrowings, salary and other compensation and benefits, general administrative costs, depreciation and amortization, Taxes (other than Taxes payable with respect to the net income of the Business), any charges for media buying, in-house legal services and MIS charges for media buying invoiced by TN Services consistent with existing practices of True North with respect to the Advertising Company as well as charges for any other services performed by any Affiliates of Buyer at the request or under the direction of and pre-approved by Shareholder. Operating costs shall not include corporate allocations, any goodwill amortization with respect to the transactions contemplated hereby or any interest related to payments of Purchase Price. Operating costs shall include all expenses accrued under the Employment Agreement for such year of employment; provided however, that so long as Shareholder is also an employee of the Advertising Company, Operating Costs shall include only 50% of all expenses accrued under the Employment Agreement, and further provided, expenses relating to benefits or salary payable under the Employment Agreement shall only accrue in the year such benefits or salary is paid.

          For purposes of this Section 2.6, Buyer's Profit Before Taxes for its 1998 fiscal year shall include the profit before taxes of Seller for the period from January 1, 1998 through the Closing Date determined in the same manner as "Profit Before Taxes" is to be determined with respect to Buyer.

               As promptly as reasonably practicable after the end of each fiscal year for which there is to be an Earnout Payment, but in any event prior to March 15 of the following year, (i) Buyer at its expense shall prepare and forward to Shareholder financial statements of Buyer and Buyer's preliminary determination of Profit Before Tax for the previous fiscal year, and (ii) Buyer and Shareholder shall mutually determine, or cause to be determined, the Profit Before Taxes, for the relevant fiscal year of the Business. Such determination shall be made in good faith and, upon the agreement of Shareholder and Buyer thereto, shall be binding and conclusive upon all parties hereto.

               If Shareholder and Buyer are unable to agree in good faith as to the Profit Before Taxes for any relevant fiscal year by March 15 of the following year, then Buyer and Shareholder shall submit any matter(s) in dispute to a mutually acceptable certified public accountant at a "Big 6" accounting firm located in Philadelphia, Pennsylvania for resolution. In the event Shareholder and Buyer cannot agree upon the accountant, they shall each select a certified public accountant at such a firm (which need not be the same firm) and such accountants shall select the certified public accountant to make the determination referred to this Section, provided however, such accountant shall not be employed by or associated with any accounting firm which performs services for Buyer, True North or Shareholder. Such accountant (whether mutually determined by Shareholder and Buyer or selected pursuant to the immediately preceding sentence) shall review such materials and conduct such procedures as such accountant shall consider reasonably necessary to make a determination of such matters as to which disagreement remains and shall deliver his written opinion thereon to Buyer and Shareholder as soon as possible within thirty (30) days of submission of the dispute to him, which determination, or any determination of such matters mutually agreed to by Buyer and Shareholder, shall be conclusive and binding on the parties hereto and shall not be subject to arbitration under Section 11 below (the "Final Determination"). In connection therewith, each party will furnish to the accountant such work papers and schedules and other information relating to the disputed matter(s) as the accountant may reasonably request and will be afforded an opportunity to present to the accountant any material relating to the disputed matter(s) and to discuss the disputed matter(s) with the accountant. The costs and expenses of the accountant incurred with respect to this Section shall be shared equally by Buyer and Shareholder and any expenses of the separate accountants referred to in the second sentence of this Section shall be the responsibility of the party selecting such accountant. Failure to make an Earnout Payment on or before March 15 of the year after the close of the fiscal year over which there is a dispute, shall not be a breach by Buyer of this Agreement, so long as the Earnout Payment is made within fifteen (15) days of the receipt by the Buyer of the Final Determination.

               (c) Buyer shall pay to Seller an amount equal to 51.6% of the operating income of Seller on a cash basis for the period beginning on January 1, 1998 and ending on the Closing Date (the "Tax Payment").

               2.7. Termination of Shareholder's Employment.

               (a) In the event True North or its Affiliates terminates the Shareholder's employment with True North or its Affiliates for "Cause" (as such term is defined in the Employment Agreement) or the Shareholder terminates his employment with True North or its Affiliates for any reason other than "Good Reason" (as such term is defined in the Employment Agreement), death or "Disability" (as such term is defined in the Employment Agreement), Seller shall not be entitled to receive any Earnout Payments subsequent to such termination (other than with respect to any fiscal year of Buyer completed prior to such termination of employment), and Buyer shall not be under any obligation to make such Earnout Payments.

               (b) In the event True North or its Affiliates terminates the Shareholder's employment with True North or its Affiliates without Cause or the Shareholder terminates his employment with True North or its Affiliates for Good Reason or if at any time Buyer or True North materially breaches the covenants contained in Section 6.2, provided Shareholder delivers notice thereof to True North and Buyer and such material breach is not cured within thirty (30) days of receipt of such notice: (i) during 1998, then the Buyer shall pay Seller a cash payment equal in the aggregate to $2,000,000 and payable in three (3) equal installments at such time as the Earnout Payments are due under Section 2.6(b);
(ii) during 1999, then the Profit Before Taxes of the Business for Buyer's 1999 and 2000 fiscal years shall each be deemed to be equal to the Profit Before Taxes of the Business for Buyer's 1998 fiscal year for purposes of calculating the second and third Earnout Payments pursuant to Section 2.6(b)(ii) and (iii); or (iii) during 2000, then the Profit Before Taxes of the Business for Buyer's 2000 fiscal year shall be deemed to be equal to the average of the Profit Before Taxes of the Business for Buyer's 1998 and 1999 fiscal years for purposes of calculating the third Earnout Payment pursuant to Section 2.6(b)(iii). The Earnout Payments as calculated under this Section 2.7(b) shall be payable at such time as the Earnout Payments are due under Section 2.6(b) regardless of the termination of Shareholder's employment with True North or its Affiliates or the occurrence of a breach of the covenants set forth in Section 6.2.

               (c) In the event Shareholder's employment with True North or its Affiliates terminates due to Shareholder's death or Disability then the Earnout Payments shall be calculated as set forth in Section 2.6(b)(i), (ii) and (iii) using the actual Profit Before Taxes of the Business for each relevant fiscal year.

               (d) Payments under this Section 2.7 are in lieu of, and not in addition to any payments under Section 2.6(b).

               2.8. Working Capital Purchase Price Adjustment. As promptly as reasonably practicable but in any event no later than August 17, 1998 Buyer will calculate the Working Capital of the Business on June 30, 1998. If the Working Capital measured on June 30, 1998 is less than $1,000,000, Buyer shall pay to Seller the amount equal to the excess of $1,000,000 over the Working Capital measured on June 30, 1998 and such payment shall constitute an adjustment to the cash portion of the Closing Payment.

               2.9. Collection of Accounts Receivable; Reduction of Earnout Payments.

                    (a) With respect solely to the accounts receivable set forth on the Year End Balance Sheet, Buyer shall use reasonable efforts in good faith to collect such of those accounts receivable which are outstanding as of the Closing Date and included within the Purchased Assets (collectively, the "Year-End Acquired Receivables") for a period of one hundred eighty (180) days following the Closing Date (the "Collection Period"); provided that Buyer shall have no obligation to threaten, commence or prosecute any legal proceeding or to incur any unreasonable expense to collect the Year-End Acquired Receivables and Buyer shall have the right in good faith to compromise or settle any Year-End Acquired Receivables.

                    (b) In the event that payment is made by a client which cannot be specifically matched to an invoice, then such payment shall be applied to the accounts receivable in chronological order starting with the oldest invoices first. Buyer shall make a good faith effort to match all payments to their invoices.

                    (c) In the event the sum of the proceeds of Year-End Acquired Receivables collected by Buyer within the Collection Period is less than the amount of the Year-End Acquired Receivables as of the Closing Date, then the Purchase Price shall be reduced by the amount of such shortfall. Such reduction in the Purchase Price shall be applied by reducing Earnout Payments otherwise payable in chronological order, and shall be Buyer's and True North's sole remedy for any breach of Section 3.17 hereof.

                    (d) Buyer shall assign all right, title and interest in the Year-End Acquired Receivables that are not collected during the Collection Period to Seller promptly after the expiration of the Collection Period and Seller shall have the right to collect and retain all amounts owed thereunder.

               2.10. Right of Endorsement. After the Closing Date, Buyer shall have the absolute and unconditional right and authority to endorse, without recourse, the name of Seller on any check or other form of payment received by Buyer on account of any of the Purchased Assets. In connection therewith, Seller shall deliver to Buyer at the Closing copies of the resolutions duly adopted by its Board of Directors certified by Seller's Secretary, and a letter of instruction executed by Seller's President and the Secretary, sufficient to permit Buyer to deposit such payments, so endorsed, in bank accounts in the name of Buyer.

               2.11. Valuation of Purchased Assets. Seller and Buyer hereby agree that the Purchased Assets have the values, and the Closing Payment has been allocated to the Purchased Assets, as follows: Tangible Assets, accounts receivable, inventory and cash will be valued at their book value as set forth on Seller's books and the balance of the Closing Payment will be applied to goodwill. All other payments of the Purchase Price shall be allocated in their entirety to goodwill. Seller and Buyer agree to act in accordance with such allocation and to consult with each other in good faith in the preparation of financial statements and filing of all Tax returns and in the course of any Tax audit, review or dispute relating thereto.

               2.12. Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, on April 9, 1998 at 10:00 a.m., or at such other date, time or place as Buyer and Seller may agree (the date and time of the Closing being the "Closing Date"). At the Closing,

               (a)  Buyer shall deliver the Closing Payment in accordance with
Section 2.6(a); and

               (b) Seller and Buyer shall enter into an Assignment and Assumption Agreement in the form of Exhibit B hereto, and Seller shall deliver to Buyer such other bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (collectively, with the Assignment and Assumption Agreement, the "Conveyance Documents") as Buyer and its counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets; and all original documents that represent Purchased Assets, including without limitation original Contracts and Permits.

               The Closing shall be deemed to occur simultaneously with the closing of the transactions contemplated under the Stock Purchase Agreement dated the date hereof (the "Stock Purchase Agreement"), by and between Shareholder and True North.


                                 ARTICLE III.

                       REPRESENTATIONS AND WARRANTIES OF
                            SELLER AND SHAREHOLDER

               Seller and Shareholder, jointly and severally, hereby represent and warrant to Buyer that:

               3.1. Corporate Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania, and has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to carry on the Business. Seller is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction set forth on Schedule 3.1 and other than the jurisdictions set forth on Schedule 3.1, there is no other jurisdiction in which the character of the property owned or leased by Seller or the nature of its activities make such qualification necessary. Seller's only offices are located at (i) 200 South Broad Street, Philadelphia, Pennsylvania 19102, (ii) 200 North Third Street, Harrisburg, Pennsylvania 17101 and (iii) 1200 G Street, NW, Washington, DC 20005.

               3.2. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the Conveyance Documents and the consummation by Seller of the transactions contemplated hereby and thereby are within the corporate powers of Seller and have been duly authorized by all necessary corporate action on the part of Seller, including the approval of the Shareholder. This Agreement constitutes, and upon their execution and delivery the Conveyance Documents will constitute, a valid and legally binding agreement of Seller and Shareholder, enforceable against both of Seller and Shareholder in accordance with their respective terms.

               3.3. Governmental Authorization. Neither the execution, delivery nor performance by Seller or Shareholder of this Agreement or the Conveyance Documents requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any governmental body, agency, official or authority other than the filing of the Certificate of Amendment to Seller's articles of incorporation (to change Seller's name) with the office of the Secretary of Senate of Pennsylvania and the filing of the Certificate of Amendment to the foreign qualification with the office of the Secretary of State of each jurisdiction set forth on Schedule 3.1, as contemplated by Section 5.5.

               3.4. Non-Contravention. None of the execution, delivery and performance by Seller or Shareholder of this Agreement or the Conveyance Documents does or will (i) contravene or conflict with the articles of incorporation or bylaws of Seller, (ii) contravene or conflict with or constitute a violation of any provision of any Law or judgment, injunction, order, writ or decree binding upon or applicable to Seller or Shareholder, or any part of the Purchased Assets or the Business, (iii) constitute a material default (with or without the giving of notice or the passage of time or both) under or breach of or violate or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or Shareholder or to a loss of any benefit relating to the Business to which Seller or Shareholder is entitled under any provision of any agreement, commitment, arrangement, contract or other instrument binding upon Seller or Shareholder or by which any of the Purchased Assets is or may be bound or any Permit, or (iv) result in the creation or imposition of any Lien on any Purchased Asset.

               3.5. Seller Capitalization. Seller is authorized to issue 10,000 shares of stock, $1.00 par value per share, of which 5,000 are Class A Common Stock and 5,000 are Class B Common Stock. Shareholder owns, beneficially and of record 100 shares of Class A Common Stock of Seller free and clear of all Liens, which constitutes all of the outstanding shares of capital stock of Seller.

               3.6. Subsidiaries. Except as set forth on Schedule 3.6, Seller does not own and has never owned directly or indirectly, securities or other ownership interests in any other entity. Seller is not a party to any agreement relating to the formation of any joint venture, association or other entity.

               3.7. Consents. The Contracts listed on Schedule 3.7 are the only agreements, commitments, arrangements, contracts or other instrument binding upon Seller or Shareholder or by which any of the Purchased Assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Conveyance Documents or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a "Seller Consent").

               3.8. Financial Statements. (a) Attached hereto as Schedule 3.8 are the (i) unaudited balance sheets of Seller as of December 31, 1997 (the "Year-End Balance Sheet"), December 31, 1996 and December 31, 1995, and (ii) statements of operations and retained earnings and cash flow statements of Seller for the years ended December 31, 1997, and December 31, 1996 and the nine months ended December 31, 1995, respectively, reviewed, in the case of the Year-end Balance

Sheet, statements of operations and retained earnings and cash flow statements for the year ended December 31, 1997, by BDO Seidman, LLP, accountants to Seller, and in the case of the year ended December 31, 1996 and the nine months ended December 31, 1995, by Miller, Glusman, Footer & Magarick, P.C., accountants to Seller (collectively, the "Financial Statements"). The Financial Statements are complete and accurate and fairly present, in conformity with GAAP applied on a consistent basis, the financial position of Seller as of the dates thereof and the results of operations of Seller for the years then ended.

                    (b) Except as specifically disclosed, reflected or fully reserved against on the Year-End Balance Sheet and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Year-End Balance Sheet, there are no liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) relating to Seller. All liabilities which should be included under GAAP on an accrual basis on the Year-End Balance Sheet are included therein.

                    (c) The Year-End Balance Sheet accurately reflects the outstanding debt of Seller as of the date thereof. On December 31, 1997 Seller had no indebtedness for borrowed money except $400,000 under the commercial line of credit and $30,734 outstanding on the term loan extended by Commerce Bank/Pennsylvania, N.A. As of the Closing Date there are no advances or interest outstanding under the commercial line of credit advanced by Commerce Bank/Pennsylvania, N.A. and $22,398 is outstanding under the term loan extended by the same.

                    (d) On the Closing Date there will be no loans, advances or borrowings that constitute Shareholder Loans except as set forth in the Certificate delivered to Buyer and True North pursuant to Section 9.2(a).

               3.9. Absence of Certain Changes. (a) Since December 31, 1997, Seller has conducted the Business in the ordinary course consistent with past practices, and there has not been:

                    (i) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change; or

                    (ii) any transaction, contract, agreement or other instrument entered into, or commitment made, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement.

               (b) Since December 31, 1997 through and including the date hereof, Seller has not taken any action nor has any event occurred which would have violated Seller's covenants set forth in Section 5.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.


               3.10. Properties; Title to the Purchased Assets. (a) The Tangible Assets have no material defects, are in generally good operating condition and repair (ordinary wear and tear excepted) and have been reasonably maintained, and are suitable for their present uses. Schedule 2.1(iii) sets forth a complete list of Tangible Assets as of a date within three days of the date of this Agreement. All of the Tangible Assets are located at the offices of Seller.

               (b) Seller has, and upon consummation of the transactions contemplated hereby Buyer will have acquired, good and marketable title in and to, or, in the case of the Office Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in, each of the Purchased Assets or such other assets, free and clear of all Liens. The Purchased Assets and the assets covered by the Contracts constitute all of the assets, including good will, used or useful in the Business, other than the Excluded Assets.

               3.11. Litigation. There is no action, suit, investigation, hearing or proceeding (or any basis therefor) pending against, or to the best knowledge of Seller threatened against or affecting, Seller, any of its officers, directors, or Shareholder, the Business or any Purchased Asset or any Contract before any court or arbitrator or any governmental body, agency official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against Seller.

               3.12. Contracts. To the best of Seller's and Shareholder's knowledge, each Contract is a valid and binding agreement, and is in full force and effect, and no party thereto is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. Seller has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto or to any Purchased Asset. No client Contract requires Seller to post a bond or deliver any other form of security or payment to secure its obligations thereunder. Seller has given true and correct copies of each Contract to Buyer.

                       The Contracts constitute all the material agreements, arrangements, understandings and other instruments in effect to which Seller is a party, including, without limitation:

                       (i) all client Contracts which have generated revenues to Seller or are expected to generate revenues to Seller in excess of $20,000 in the current fiscal year or any of the two preceding fiscal years of Seller;

                       (ii) any other Contract pursuant to which Seller is required to pay, have paid or entitled to receive or have received an amount in excess of $20,000 during the current fiscal year or any one of the two preceding fiscal years; and

                       (iii) all agreements relating to real and tangible personal property.

               3.13. Licenses and Permits. Schedule 3.13 correctly lists each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business, together with the name of the government agency or entity issuing such license or permit (the "Permits"). Such Permits are valid and in full force and effect and, assuming the related Seller Consents have been obtained prior to the Closing Date, are transferable by Seller, and none of the Permits will, assuming the related Seller Consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby, except as set forth on Schedule 3.13.

               3.14. Compliance with Laws. (a) Seller is not in violation of, has not violated, and to Seller's best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any material violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign.

               (b) Without liming the foregoing paragraph, Seller is not in violation of, has not violated, and to Seller's best knowledge is neither under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

                       (i) the Foreign Corrupt Practices Act including, without limitation, provisions relating to payments to foreign officials, contributions for foreign political office, and the internal record-keeping requirements of the Foreign Corrupt Practices Act;

                      (ii)   the Ethics in Government Act;

                      (iii)  the Lobbying Disclosure Act; and

                      (iv)   any comparable or similar Law of any jurisdiction.

No permit, license or registration is required by Seller in the conduct of the Business under any of the laws described in this Section 3.14(b).

               3.15. Intellectual Property. (a) Schedule 3.15 sets forth a true and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

               (b) Within the past five years (or prior thereto if the same is still pending or subject to appeal or reinstatement) Seller has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any Intellectual Property Rights, and Seller has no knowledge of any other claim of infringement by Seller, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights.

               (c) The current use by Seller or any of its Affiliates of the Intellectual Property Rights does not infringe the rights of any other Person.

               (d) "The Marriott Business Travel Institute" and the Intellectual Property Rights associated therewith have not been used in connection with the Business since December 31, 1995 and the Company has never earned any income or incurred any liabilities with respect thereto.

               3.16. Clients; Billings. The list of Seller's clients, which together with related billing information, is attached hereto as Schedule 3.16, is true and complete. Except as indicated on Schedule 3.16, Seller has not been notified, of the probability or actuality or otherwise have any reason to believe that any of its clients that had billings in excess of $50,000 in its 1997 fiscal year (as shown on Schedule 3.16) intends to or will cancel, substantially limit, terminate or materially modify the terms of its business relationship with, or substantially reduce its billings with, Seller (or, after the Closing, with Buyer).

          3.17. Accounts Receivable. All accounts receivable of Seller, whether reflected on Schedule 2.1(x) or otherwise, represent valid obligations arising from services actually performed by Seller in the ordinary course of business. To the best of Seller's and Shareholder's knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable relating to the amount or validity of such account receivable. Except as set forth on Schedule 3.17, to the best knowledge of Seller all accounts receivable are good and collectible in the ordinary course of business.

          3.18. Deposits. Except as set forth on Schedule 3.18, Seller has not received any payments with respect to any services to be rendered or goods to be provided after the Closing.

          3.19. Employees. (a) Schedule 3.19(a) sets forth a true and complete list of the names, titles, annual salaries or wage rates and other compensation and office location of all employees of Seller, indicating part-time and full-time employment and all changes in salaries and wage rates per employee since January 1, 1997. Neither Seller nor Shareholder has promised any employee, consultant or agent of Seller that he or she will be employed by or receive any particular benefits from Buyer or any of its Affiliates on or after the Closing.

          (b) Seller is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of Seller, non-competition agreement restricting the activities of Seller, or any similar agreement, and to the best of Seller's knowledge there has been no activity or proceeding by a labor union or representative thereof to organize any employees of Seller.

          3.20. Benefit Plans. (a) Schedule 3.20 sets forth a true and complete list of all employee benefit plans (including agreements) covering present and former employees of Seller and of each of its subsidiaries, including, but not limited to, any employee benefit plan within the meaning of Section 3(3) of ERISA, any stock option or appreciation plan, bonus plan, fringe benefit, and any deferred compensation plan. With respect to each such plan, Seller has provided Buyer with a true and complete copy of the plan document and summary plan description and, where applicable, the most recent Form 5500 filed for the plan.

          (b) Except as disclosed in Schedule 3.20, neither Seller nor any of its ERISA Affiliates, as hereinafter defined, has incurred (nor has any event occurred or condition been incurred or a claim been threatened which reasonably can be anticipated to result in a Seller or any of its ERISA Affiliates incurring) any material loss or liability in connection with any existing or previously existing employee benefit plan which could become, on or after the Closing Date, an obligation or liability of Buyer or any of its affiliates or which has or could give rise to any liens on any of the Purchased Assets. Without limiting the foregoing, (i) Seller is not individually or jointly and severally liable for any material liability relating to any employee benefit plan maintained or formerly maintained by Seller or by an ERISA Affiliate, (ii) to the best knowledge of Seller, no plan described in clause (i) is severely underfunded or otherwise is reasonably likely to result in material liability to Seller, and
(iii) Seller does not currently and has not in the last six years contributed to any "multiple employer plan", as such term is defined in Section 3(37) of ERISA. For purposes hereof, the term "ERISA Affiliate" means a person or entity which, together with Seller, are treated as a single employer under Section 414 of the Internal Revenue Code.

          (c) Each plan maintained by Seller which is a group health plan, within the meaning of Section 607 of ERISA, has been operated in compliance with the requirements of Sections 601 through 608 of ERISA ("COBRA"). Except as required by COBRA, Seller does not maintain any plan or other arrangement which provides for post-termination of employment health or other welfare benefits.

          3.21. Shareholder Transactions. Except as set forth on Schedule 3.21, there are no Contracts or other arrangements of any nature between Seller and Shareholder.

          3.22. Real Property. Seller does not own, or otherwise have an interest in, any real property except for the Office Leases. Seller has good, valid and subsisting title to the leasehold estates in the offices described in
Section 3.1, free and clear of all Liens. Seller has not breached or violated and is not in default under any Office Lease or, to the best of Seller's knowledge, any local zoning ordinance, and no notice from any Person has been received by Seller or served upon Seller claiming any violation of the Office Leases or any local zoning ordinance.

          3.23. Accounts. Schedule 3.23 sets forth a true and complete list of the Company's checking accounts, deposit accounts, safe deposit boxes, and brokerage accounts, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

          3.24. Tax Matters. Seller timely has paid and timely will pay all Taxes, and all interest and penalties due thereon and payable by it for all periods ending on or prior to December 31, 1997, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor. Seller will timely pay all Taxes based on net income which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the period between January 1, 1998 and the Closing Date and which are payable after the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

          3.25. Environmental Laws. Seller has complied in all material respects with and is in compliance in all material respects with all Laws of any governmental entity relating to pollution or the protection of the environmental or human health or hazardous materials ("Environmental Laws"), and there is not and there has not been at any time any notice, demand, request for information, complaint, order, investigation, or review pending or, to the best knowledge of Seller, threatened by any governmental entity with respect to any alleged violation by Seller of any Environmental Law. Seller has not been requested by any governmental body, agency, official or authority to pay any sum of money, or otherwise aid or take any action or refrain from taking actions, to abate or remediate any environmental occurrence or condition (including without limitation removal of asbestos or any other potentially hazardous substance).

          3.26. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Shareholder, Seller or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

          3.27. Investment Representations.

                (a) Each of Seller and Shareholder is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act and has sufficient knowledge and experience in investing in companies similar to True North so as to be able to evaluate the risks and merits of the investments in True North;

                (b) Each of Seller and Shareholder is able to financially bear the risks of loss of its entire investment in True North Common Stock issuable as part of the Purchase Price hereunder;

                (c) Seller is acquiring the Shares for its own account and not with a view to or for sale in connection with any distribution thereof;

                (d) Each of Seller and Shareholder understands that (i) the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 thereunder,
(ii) such
securities may not be disposed of unless a subsequent disposition is registered under the Securities Act or is exempt from registration, (iii) such securities will bear a customary legend to such effect; and (iv) with respect to the Shares, True North will make a notation on its stock transfer books to such effect; and

               (e) Each of Seller and Shareholder has had a full and complete opportunity to inquire and examine all information deemed by it to be relevant and material to make an informed decision about the transactions contemplated in this Agreement. Each of Seller and Shareholder acknowledges and agrees that it is not relying upon any representations or warranties of the Buyer or True North except the representations and warranties specifically set forth in this Agreement.

          3.28. Other Information. Neither this Agreement nor any of the schedules hereto or any other information provided by Seller or Shareholder to Buyer or its Affiliates, attorneys, accountants, agents or representatives in connection with Buyer's due diligence review of the Business contains any untrue statement by Seller or Shareholder of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein by Seller or Shareholder not misleading. Seller has provided Buyer all material information regarding the Business requested by Buyer.


                                 ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer and True North hereby jointly and severally represent and warrant to Seller that:

          4.1. Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. True North is a Corporation duly organized, validly existing and in good standing under the Laws of Delaware.

          4.2. Corporate Authorization. The execution, delivery and performance by Buyer and True North of this Agreement and the consummation by Buyer and True North of the transactions contemplated hereby are within the corporate powers of Buyer and True North and have been duly authorized by all necessary corporate action on the part of Buyer and True North. This Agreement, and upon execution and delivery of the Conveyance Documents, the Conveyance Documents, constitute a valid and legally binding agreement of Buyer and True North, enforceable against each of them in accordance with its terms.

          4.3. Authorization. The execution, delivery and performance by Buyer and True North of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority or any other Person by Buyer or True North except for any filings required to be made with the New York Stock Exchange and the Pennsylvania Securities Commission and the filing of a Registration Statement with the SEC pursuant to Section 7 hereof.

          4.4. Issuance of the Shares. The Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and free of all Liens.

          4.5. Registration of the Shares. True North meets the requirements for using Form S-3 under the Securities Act.

          4.6. Non-Contravention. The execution, delivery and performance by Buyer and True North of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Buyer or True North,
(ii) contravene or conflict with any provision of any Law, judgment, injunction, order, writ, or decree binding upon Buyer or True North or (iii) assuming the obtaining of all Buyer Consents, constitute a default under or breach of any agreement, contract or other instrument binding upon Buyer or True North.

          4.7. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer, True North or any of its Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

          4.8. Other Information. This Agreement does not contain any untrue statement of a material fact by Buyer or True North or omits to state a material fact necessary in order to make the statements contained herein by Buyer or True North not misleading.

          4.9. SEC Filings. The SEC Filings do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any statement contained therein, under the circumstances in which it is made, not misleading. True North has made all filings required to be made of it under the Securities Exchange Act of 1934, as amended.

          4.10. Absence of Material Adverse Change. Since the date of the latest SEC Filing, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, assets or liabilities of True North; or (b) any event that would require True North to file a Current Report on Form 8-K.


                                  ARTICLE V.

              COVENANTS OF SELLER AND SHAREHOLDER PENDING CLOSING

          Seller and Shareholder jointly and severally covenant and agree that:

          5.1. Conduct of the Business. From the date hereof until the Closing Date, Seller shall conduct the Business only in the ordinary course, consistent with past practices and will not enter into any material transactions without the prior written consent of Buyer (which consent shall not be unreasonably withheld), and shall use its best efforts to preserve intact the business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without Buyer's prior written consent (which consent shall not be unreasonably withheld) Seller will not:

          (a) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including contracts described in clause (b) below), or any other right or asset of Seller that is or otherwise would have been a Purchased Asset, provided, however that Seller shall be permitted to terminate its sublease for the premises located at 200 South Broad Street, Philadelphia, Pennsylvania (the "Philadelphia Lease");

          (b) enter into any contract, agreement, lease, license or commitment (including without limitation any leases of real property), which (i) is with respect to real property, (ii) extends for a term of one year or more or (iii) obligates the payment of more than $100,000 (individually or in the aggregate);

          (c) make any capital expenditures in excess of $100,000 (individually or in the aggregate);

          (d) sell, lease, license or otherwise dispose of any Purchased Assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) in the ordinary course consistent with past practice;

          (e) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to Shareholder, other than amounts consistent with Schedule 3.19(a) and other than Shareholder Loans;

          (f) authorize any salary increase of more than 10% for any employee making an annual salary of greater than $50,000;

          (g) obtain any bank loan or make any guarantee including, but not limited to, drawings under Seller's existing line of credit with Commerce Bank/Pennsylvania, N.A.;

          (h) suffer or incur any Lien on any Purchased Asset;

          (i) delay or accelerate or cancel any receivables or indebtedness owed to Seller or writeoff or make further reserves against the same;

          (j) merge or consolidate with or acquire any other entity or be acquired by any other Person;

          (k) suffer any insurance policy protecting the Purchased Assets to lapse without comparable replacement insurance; or

          (l) agree to do any of the foregoing.

Seller will not (i) take or agree to take any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

          5.2. Access to Information. From the date hereof until and including the Closing Date, Seller (a) will continue to give Buyer, its counsel and other representatives full access to the offices, properties, books and records of Seller relating to the Business, (b) will furnish to Buyer, its counsel and other representatives such information relating to the Business as such Persons may reasonably request and (c) will instruct the employees, counsel, accountants and representatives of Seller to cooperate with Buyer in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by Seller; and provided further that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller.

          5.3. Notices of Certain Events. Seller shall promptly notify Buyer of:

               (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relate to the consummation of the transactions contemplated by this Agreement; and

               (iv) the occurrence of any fact or circumstance which would make any representation made hereunder by Seller and/or Shareholder false in any material respect or result in the omission or the failure to state a material fact.

          5.4. Exclusivity. So long as this Agreement is in effect, neither Seller nor Shareholder shall, directly or indirectly, (i) encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to any Person, other than Buyer or its Affiliates (collectively "Excluded Persons"), or an officer, partner, employee or other authorized representative of an Excluded Person, concerning the sale of the Purchased Assets or (ii) otherwise solicit, initiate or encourage the submission of any proposal contemplating the sale of the Purchased Assets. Seller or Shareholder shall promptly (within 24 hours) communicate to Buyer the terms of any proposal which it may receive in respect of a sale of the Purchased Assets. The Seller's or Shareholder's notice under this Section 5.4 shall include the identity of the person making such proposal or offer, copies (if written) or a written description of the terms (if oral) thereof and any other such information with respect thereto as the Buyer may reasonably request.

          5.5. Transfer of Name. Seller shall secure and transfer to Buyer all of the rights in the name "B.P Tierney & Associates, Inc.," owned by Seller including but not limited to any trademark registration or application for such name.

               5.6. Termination of 401(k) Plan. Seller shall terminate its 401(k) plan prior to Closing.


                                  ARTICLE VI.

                            POST CLOSING COVENANTS

               6.1. Seller and Shareholder jointly and severally covenant and agree that:

               6.1.1. Confidentiality. Except as otherwise required by law, on and after the Closing, Seller and Shareholder shall not, without the prior written consent of Buyer, or a person authorized thereby, disclose to any other person or use (whether for the account of Seller or Shareholder or any other party) any confidential information or proprietary work product of Seller or any client of Seller. In the event Seller or Shareholder believes that it is required to disclose any such confidential information pursuant to applicable Laws, Seller or Shareholder shall give timely written notice to Buyer so that Buyer may have an opportunity to obtain a protective order or other appropriate relief.

               6.1.2. Change of Name; Wind-Up of Seller.

               (a) From and after the Closing, Seller shall cease using and shall not authorize or permit the use of, the words "BP Tierney & Associates, Inc. t/a The Tierney Group" or any derivatives or abbreviations thereof (the "Tierney Name") as the name of any business (including any trade name or fictitious name however denominated) that is substantially similar to the Business. Provided, however, that if Buyer and its Affiliates cease the use of or abandon for a period of two years the Tierney Name as the name under which they actively conduct their business, then the foregoing provisions of this Section 6.1.2(a) shall terminate and be of no further force and effect, and Shareholder shall have the full and unlimited right to use the Tierney Name.

               (b) From and after the Closing, Seller shall cease to conduct business, and its only activity shall be to pay the Excluded Liabilities and otherwise to wind up its business and affairs in a prompt and orderly fashion.

               6.1.3. Performance of Excluded Liabilities. Seller timely shall pay or perform, as applicable, all liabilities and obligations that constitute Excluded Liabilities, including without limitation those relating to Contracts and Taxes payable on earnings earned by Seller prior to the Closing.

               6.1.4.  No Distributions. Except as otherwise provided in Section
     13.16 Seller shall not distribute with respect to its capital stock the Shares to any person other than Shareholder.

               6.1.5. Licenses and Permits. Seller and Shareholder shall notify the Secretary of the Senate of the Commonwealth of Pennsylvania of the transfer of the lobbyist registrations listed on Schedule 3.13.

               6.2. Buyer and True North jointly and severally covenant and agree that:

               6.2.1.  Operations of the Business During the Earnout Periods.

               During the Earnout Periods, True North and Buyer agree:

                  (a) that Buyer and True North or any Affiliate of Buyer or True North shall not voluntarily cause or allow any significant change in the Business as conducted by Seller prior to the Closing, and Buyer and True North and any Affiliate of Buyer and True North, shall conduct the Business in the ordinary course, consistent with prior practices, but in any event consistent with True North's policies and practices;

                  (b) that Buyer shall maintain such separate records for the Business as necessary to permit Buyer and Shareholder to mutually calculate the Profit Before Taxes and the Tax Payment amounts as provided for pursuant to this Agreement;

                  (c) that the Business of the Company shall be conducted under the name "B.P. Tierney & Associates, Inc. t/a The Tierney Group" or any derivation thereof or under any other name as Buyer shall determine in good faith;

                  (d) at any time or from time to time, Shareholder and his representatives shall have access to, and the right to make copies of and extracts from, the books and records of the Buyer for the purposes of (a) verifying the amount of the Earnout Payments and (b) defending against or protesting any inquiry or claims made by Buyer, True North, any third party or any government authority, relating to this Agreement or the operations of the Business. Neither the Buyer or True North shall destroy or otherwise dispose of any of the books, records, accounts, ledgers, contracts or documents of the Buyer, or permit the destruction or disposition of the same, without Shareholder's written consent.

               6.2.2. Right of First Refusal. If at any time during the period during which Seller is entitled to receive the Earnout Payments, Buyer or True North receive a bona fide arms-length offer from an unaffiliated third party, to purchase the Business, Buyer and True North shall deliver notice of such offer to Seller and Shareholder specifying such transaction in reasonable detail, and Seller and Shareholder shall have thirty (30) days to agree to purchase the Business on the same terms and conditions as contained in the third party offer.

          6.2.3. Continuity of Benefits. Subject to applicable legal requirements and the plan qualification requirements of Code Section 401, Buyer
(i) shall provide under its qualified 401(k) plan that all employees of Seller who are hired by Buyer shall be credited with their periods of service with Seller for purposes of satisfying eligibility and vesting requirements under Buyer's plan; and (ii) shall allow each employee of Seller who is hired by Buyer who so elects to directly roll over his or her account balance from Seller's terminated 401(k) plan into Buyer's 401(k) plan.

          6.3. Tax Matters. (a) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be shared equally by Buyer and Seller.

          (b) Seller shall be responsible for the filing of all Tax returns and reports and for the payment of all Taxes based on the income of Seller for any period ending on or prior to the Closing Date and the payment of all Taxes attributable to or relating to the consummation of the transactions contemplated hereby.

          (c) Buyer shall be responsible for paying Taxes (other than Taxes based on the net income of Seller) with respect to the operations of Seller for the period from January 1, 1998 through the Closing.


                                 ARTICLE VII.

                              COVENANTS OF BUYER

               Buyer and True North covenant and agree that:

              7.1. Registration of True North Common Stock.

          (a) Registration Procedures. True North shall use its reasonable best efforts to cause to be registered on Form S-3 under and in accordance with the Securities Act (a "Registration") the Shares for purposes of the resale thereof by Seller in ordinary brokerage transactions. In connection with such Registration,

True North will, as expeditiously as reasonably practicable, after the date of this Agreement and in any case, within forty-five (45) days after the Closing
Date:

          (i) prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 under the Securities Act covering the Shares (a "Registration Statement") and use its reasonable best efforts to cause such Registration Statement to become effective as promptly after the Closing Date as reasonably practicable and to remain effective as provided herein and shall use its reasonable best efforts to comply with the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the SEC in preparing and filing such Registration Statement;

          (ii) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for a one (1) year period from the Closing Date (or such earlier time by when the shares are disposed of); cause the prospectus which is part of the Registration Statement ("Prospectus") to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act applicable to it with respect to the disposition of all securities covered by such Registration Statement during such one (1) year period;

          (iii) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest practicable time; and

          (iv) on or prior to the date on which the Registration Statement is declared effective, use its reasonable best efforts to register or qualify the True North Common Stock covered by such Registration Statement under the securities laws of the Commonwealth of Pennsylvania (unless the sale of the Shares by Seller is exempt from registration thereunder) and to list the Shares on the New York Stock Exchange.

          Notwithstanding the foregoing, True North shall be entitled to postpone any registration, qualification or compliance under any Federal or state securities laws, or to prohibit the use of any Prospectus forming a part of any effective Registration Statement, for a period of up to ninety (90) days, or such additional period as may be required, if a valid corporate purpose exists for doing so in the good faith business judgment of True North, including, without limitation, for the purpose of withholding the public release of information which in the reasonable judgment of True North would be required to be disclosed in such Prospectus.

          (b)      Obligations of Seller.

               (i) Seller will furnish to True North in writing such information and affidavits as True North may reasonably request or as may be required in connection with any registration, qualification or compliance with respect to the Shares. Seller shall give prompt notice to Buyer of each sale by Seller of the Shares registered pursuant to the Registration Statement.

               (ii) Seller will not sell any Shares issued to Seller hereunder until a Registration Statement covering the same shall become effective and the same shall have been qualified for sale under applicable state securities laws, except pursuant to applicable exemptions. Immediately on notice from True North, Seller will cease sales of the Shares, for so long as True North shall advise Company such cessation is required under applicable Federal or state securities laws. Seller shall not adopt any plan to dissolve Seller or distribute the Shares to its shareholders until after at least one year from the Closing Date except to the extent that such dissolution and distribution qualifies as an exempt transaction under the Securities Act and the transferees deliver a certificate to True North making the same representations and warranties contained in Section 3.27 herein.

               (iii) At the end of any period during which True North keeps any Registration Statement current and effective as provided by Section 7.1(a)(ii) hereof, Seller shall discontinue sales of the Shares pursuant to such Registration Statement and the Company shall notify True North of the number of the Shares registered which remain unsold at the end of such period.

          (c) Registration Expenses. All of the costs and expenses of the registration hereunder will be borne by True North, including all registration and filing fees, the fees and expenses of True North's counsel and accountants and all other costs and expenses incident to True North's performance of or compliance with this Agreement, including without limitation the preparation, printing (or otherwise duplicating) and filing under the Securities Act of the Registration Statement (and all amendments and supplements thereto) and furnishing a reasonable number of copies thereof and of the Prospectus included therein, and the costs and expenses incurred in connection with the qualification of the Shares issued to Seller hereunder under the securities laws of the Commonwealth of Pennsylvania; provided, that True North shall not bear costs and expenses comprising brokerage fees or commissions, transfer taxes, the fees and expenses of any counsel, accountants or other representatives retained by Seller, or any fees, costs or expenses required to be borne by Seller under state securities laws.

               (d)  Indemnification.

                    (i) True North shall indemnify and hold harmless Shareholder, Seller and its officers and directors and each Person who controls Seller (within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and the persons or entities described in Section 13.16, against any Losses, caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, or preliminary Prospectus or any amendment or supplement to any of the foregoing or any omission or alleged omission to state therein a material fact necessary to make the statements therein (in the case of the Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused solely by (A) or contained in any written information furnished to True North or Buyer by Seller in connection with the preparation of such Prospectus, (B) violation by Seller of Section 7.1(b), or (C) the failure of Seller to deliver a copy of the Registration Statement or Prospectus or any amendment or supplement thereto after True North has furnished Seller with a copy thereof.

                    (ii) Seller and Shareholder, jointly and severally, agree to indemnify and hold harmless, to the full extent permitted by law, Buyer, True North, its directors and officers and each Person who controls True North (within the meaning of the Securities Act and the Exchange Act) against any Losses resulting solely from (A) any untrue or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact necessary to make the statements in the Registration Statement or Prospectus or preliminary Prospectus (in the case of the Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading to the extent that such untrue statement or omission was made in reliance upon written information furnished by Seller or Shareholder in connection with the preparation of such Prospectus or (B) the breach of any covenant in Section 7.1(b).

                    (iii) Any Person entitled to indemnification hereunder will
     (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, and (B) unless in such indemnified party's reasonable judgement a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The failure of an indemnified party to give notice pursuant to clause (A) above shall not relieve any indemnifying party of its obligations hereunder except to the extent such indemnifying party is prejudiced by such failure. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless, in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel of counsels.

                    (iv) If for any reason the indemnification provided for in the preceding clauses (i) and (ii) is unavailable to an indemnified party as contemplated by the preceding clauses (i) and (ii), then the indemnifying party shall contribute to the amount paid or payable as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.

               7.2. Delivery of SEC Filings. True North will deliver to Seller, no later than the Closing Date (or in case of the proxy statement as soon as it is available) true and complete copies (excluding exhibits) of the following documents, in each case as filed with the SEC: (a) True North's Annual Report on Form 10-K for the year ended December 31, 1997; (b) True North's Proxy Statement for its Annual Meeting of Stockholders to be held in 1998; (c) all Current Reports on Form 8-K filed by True North with the SEC since January 1, 1998 (collectively, the "SEC Filings").


                                 ARTICLE VIII.

                        COVENANTS OF ALL PARTIES HERETO

               The parties hereto agree that:

               8.1. Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement. The parties hereto each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

          (b) Seller hereby constitutes and appoints, effective as of the Closing, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer for the limited purpose of (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets and the Contracts. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

          8.2. Confidentiality of Transaction. Any information (except publicly available or freely usable material obtained from another source) respecting any party will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, Seller and any employees or agents of Buyer and its Affiliates will not disclose the terms of the transactions contemplated hereunder at any time, currently, on or after the Closing, regardless of whether the Closing takes place, except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of Seller shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by Seller to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other and their lawyers on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

          8.3. Best Efforts to Obtain Consents. Seller and Shareholder hereby agree to use their best efforts to obtain each Seller Consent, and Buyer hereby agrees to use its best efforts to obtain each Buyer Consent, in each case as promptly as practicable hereafter.

          8.4. Payments and Obligations. (a) If Buyer receives any payment relating to Excluded Assets, then Buyer promptly shall forward such payment to Seller; and if Seller receives any payment relating to the Purchased Assets, then Seller promptly shall forward such payment to Buyer.

          (b) If Buyer receives bills or other demands for payment or performance relating to Excluded Liabilities, then Buyer will promptly forward such bills and demands to Seller, and Seller shall pay or perform such obligations when due. If Seller receives bills or other demands for payment or performance relating to Assumed Liabilities, then Seller promptly will forward such bills and demands to Buyer, and Buyer shall pay or perform such obligations when due.

                                 ARTICLE IX.

                             CONDITIONS TO CLOSING

          9.1. Condition to the Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions: (a) no provision of any applicable Law, and no judgment, injunction, order or decree shall prohibit the consummation of the Closing, (b) there shall not be pending any proceeding brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

          9.2. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction, or the waiver at Buyer's discretion, of the following further conditions:

          (a)(i) Seller and Shareholder shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Seller and Shareholder contained in this Agreement and in any certificate or other writing delivered by Seller or Shareholder pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) there shall have been no material adverse change to the Business or the Purchased Assets, and
(iv) Buyer shall have received a certificate signed by the President and Chief Financial Officer of Seller and by Shareholder to the effect set forth in clauses (i) and (ii) of this Section 9.2(a) and the amount of outstanding loans or advances that constitute Shareholder Loans.

          (b) All of the conditions to closing of True North set forth in the Stock Purchase Agreement shall have been met.

          (c) No court, arbitrator or governmental body, agency or official shall have issued any order, or have pending before it a proceeding for the issuance of any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Closing or the effective operation by Buyer of the Purchased Assets or the use of the Contracts after the Closing Date.

          (d) Buyer shall have received a duly executed Certificate of Amendment in proper form for filing with the office of the Secretary of the State of Pennsylvania to change the name of Seller to a name which is not prohibited by Section 6.4.

          (e) Buyer shall have received all documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer, including, without limitation, (i) a copy of the certificate of incorporation of Seller certified as of a recent date by the Secretary of State of its jurisdiction of organization, (ii) copies of Seller's bylaws as effective on the date hereof; (iii) copies of resolutions duly adopted by the Board of Directors of Seller and by the unanimous vote or consent of Seller's shareholders authorizing this Agreement and the Conveyance Documents and the transaction contemplated hereby and thereby, (iv) a certificate of the Secretary of Seller certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding Seller from the office of the Secretary of State of the Commonwealth of Pennsylvania and any other jurisdiction in which Seller is qualified to do business.

          (f) No provision of any applicable Law and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyer of all or any material portion of the Purchased Assets.

          (g) Buyer shall have received all Buyer Consents, in form and substance reasonably satisfactory to Buyer, and no such Buyer Consent shall have been revoked, and Buyer shall have received all necessary corporate approvals of Buyer and its Affiliates which Buyer shall use its best efforts to obtain.

          (h) Buyer shall have received all Seller Consents, in form and substance reasonably satisfactory to Buyer, and no such Seller Consent shall have been revoked except for the consent of the landlord of the Seller's sublease in Harrisburg and the clients set forth on Schedule 3.7.

          (i) Seller shall have delivered to Buyer documents satisfactory to Buyer to evidence the release of all Liens on any portion of the Purchased Assets and the filing of appropriate UCC-3 Termination Statements or, in the instance of the Lien filed by Commerce Bank, N.A., shall undertake to file such statements subsequent to the Closing.

          (j) Shareholder shall have executed and delivered to True North an employment agreement substantially in the form attached hereto as Exhibit C (the "Employment Agreement"), between True North and Shareholder and the same shall be in full force and effect.

          (k)     Seller shall have terminated the Philadelphia Lease.

          (l) Blank Rome Comisky & McCauley LLP, counsel to Seller, shall have delivered an opinion in the form of Exhibit D hereto.

          (m) Shareholder and Seller shall have executed the Non-Compete Agreement substantially in the form attached hereto as Exhibit E between Buyer, True North, Shareholder and Seller and the same shall be in full force and effect.

          9.3. Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction or, the waiver of at Seller's discretion, of the following further conditions:

          (a)(i) Buyer and True North shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer and True North contained in this Agreement and in any certificate or other writing delivered by Buyer and True North pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and
(iii) Seller shall have received a certificate signed by an officer of Buyer and True North to the foregoing effect.

          (b) All of the conditions to closing of Shareholder set forth in the Stock Purchase Agreement shall have been met.

          (c) True North shall have delivered to Seller a duly executed copy of the Employment Agreement.

          (d) Loeb & Loeb LLP, counsel to Buyer and True North, shall have delivered an opinion substantially in the form of Exhibit F hereto.

                                  ARTICLE X.

                                INDEMNIFICATION

          10.1. Indemnification of Buyer. Seller and Shareholder hereby jointly and severally agree to indemnify and hold harmless Buyer and True North and each of their respective directors, officers, employees, shareholders, agents and Affiliates thereof (the "Purchaser Indemnitees"), against and in respect of any out-of-pocket loss, cost, expense, liability, damage or claim (including reasonable attorneys' fees and other costs and expenses) (all of the foregoing collectively, "Losses") incurred or sustained by any Purchaser Indemnitee as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Indemnifying Parties contained herein. The total payments made by the Seller and Shareholder to the Purchaser Indemnitees with respect to Losses shall not exceed $4,000,000; provided, however, that no Purchaser Indemnitee shall be entitled to indemnification pursuant to this
Section 10.1 unless and until the aggregate amount of Losses to all Purchaser Indemnitees equals at least $75,000, at which time the Purchaser Indemnitees shall be entitled to indemnification for the total amount of such Losses. Notwithstanding anything set forth in this Section 10.1, (i) any Loss incurred by Buyer or True North arising out of Seller's or Shareholder's breach of any provision of Section 7.1 shall be subject to the indemnification provision set forth therein and shall not be covered under this Section 10.1 nor shall any amounts recovered under Section 7.1(d) be applied to the minimum amount of Losses set forth in the previous sentence and (ii) any Loss incurred by Buyer or True North arising out of Seller's or Shareholder's breach of or failure to perform any covenant or obligation to be performed by Seller or Shareholder at or after the Closing Date including, but not limited to, payment of the Excluded Liabilities, shall not be subject to or applied against the minimum amount of Losses or the cap set forth in the previous sentence.

          10.2. Indemnification of Seller and Shareholder by Buyer and True North. The Buyer and True North hereby agree to indemnify and hold harmless Seller and Shareholder and all of Seller's directors, officers, employees, agents and Affiliates thereof (the "Seller Indemnitees") against and in respect of any Losses incurred or sustained by Seller Indemnitees as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Buyer or True North contained herein. The total payments made by the Buyer and True North to the Seller Indemnitees with respect to Losses shall not exceed $4,000,000; provided, however, Seller Indemnitees shall not be entitled to indemnification pursuant to this Section 8.2 unless and until the aggregate amount of Losses to Seller Indemnitees equals at least $75,000, at which time the Seller Indemnitees shall be entitled to indemnification for the total amount of such Losses. Notwithstanding anything set forth in this Section

10.2, (i) any Loss incurred by Seller or Shareholder arising out of True North's breach of any provision of 7.1 shall be subject to the indemnification provision set forth therein and shall not be covered under this Section 10.2 nor shall any amounts recovered under Section 7.1(d) be applied to the minimum amount of Losses set forth in the previous sentence and (ii) any Loss incurred by Seller or Shareholder arising out of Buyer's or True North's breach of or failure to perform any covenant or obligation to be performed by Buyer or True North at or after the Closing Date including, but not limited to, payment of the Purchase Price or any Assumed Liabilities, shall not be subject to or applied against the minimum amount of Losses or the cap set forth in the previous sentence.

          10.3. Procedure. The following shall apply with respect to all claims by either a Purchaser Indemnitee or a Seller Indemnitee (together, "Indemnified Party") for indemnification: An Indemnified Party will give Shareholder and Seller or True North and Buyer, as applicable (either, "Indemnifying Parties"), prompt notice of any third-party claim, investigation, action, suit, hearing or proceeding with respect to which such Indemnified Party seeks indemnification pursuant to Section 10.1 or 10.2 (an "Indemnification Notice"), which shall describe in reasonable detail the loss, liability or damage that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 10.1 or 10.2, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or increases the amount of such liability. In the case of any third-party claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any third-party claim, investigation, action, suit, hearing or proceeding unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party, shall
(i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 10.1 or 10.2 are applicable to such claim, investigation, action, suit, hearing or proceeding and the Indemnifying Parties will indemnify such Purchaser Indemnitee in respect of such claim, investigation, action or proceeding pursuant to the terms of Section 10.1 or
10.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such claim, investigation, action, suit, hearing or proceeding. If the Indemnifying Parties assume the defense of any such claim, investigation, action, suit, hearing or proceeding in accordance herewith, then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, compromise or settlement thereof. If the Indemnifying Parties so assume the defense of any such claim, investigation, action, suit, hearing or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against such Indemnified Party or (iii) the named parties to any such claim, investigation, action, suit, hearing or proceeding (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Purchaser Indemnitee shall have been advised by its counsel that there is a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties. If the Indemnifying Parties elect to direct the defense of any such claim, investigation, action, suit, hearing or proceeding, the Purchaser Indemnitee shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties' expense. If the Purchaser Indemnitee assumes the defense of any such claim, investigation, action, suit, hearing or proceeding pursuant to this Section 10.1 or 10.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties' expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit, hearing or proceeding (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party or (ii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such claim, investigation, action, suit or proceeding and all other claims or causes of action (known or unknown) arising or which might arise out of the same facts.

          10.4. Periodic Payments. Any indemnification required by Section 10.1 or 10.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any claim, action, suit, hearing, proceeding or investigation shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

          10.5. Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

          10.6. Survival of Indemnification Rights. The representations and warranties of Seller and Shareholder and Buyer and True North shall survive until the second anniversary of the Closing Date, provided, however that any representation or warranty made with regard to the Purchase Price shall survive until the applicable statute of limitations expires. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 10.1 for Losses shall be effective so long as it is asserted prior to the second year anniversary of the Closing Date.


                                  ARTICLE XI.

                              DISPUTE RESOLUTION

          11.1.  Arbitration.
                 -----------

          (a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach hereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator ("Arbitrator), except that any dispute arising out of the calculation of the Profit Before Taxes pursuant to Section
2.6 shall not be subject to this provision but rather to the dispute resolution provision set forth in Section 2.6. The parties agree that, except as otherwise provided in Section 2.6, binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach (including any claim in tort, contract, equity, or otherwise) hereof; provided however, that this Section 11.1 shall not be interpreted as applying to any other agreement between Seller or Shareholder and Buyer or its Affiliates.

          (b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the Philadelphia chapter head of the American

Arbitration Association upon the request of either side. The Arbitrator shall be selected within thirty (30) days of request.

          (c) The laws of the Commonwealth of Pennsylvania shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the Commonwealth of Pennsylvania applicable to a contract negotiated, signed, and wholly to be performed in Pennsylvania, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

          (d) The arbitration shall be held in Philadelphia, Pennsylvania in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

          (e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

          (f) The Arbitrator may, at his discretion and at the expense of the party(ies) who will bear the cost of the arbitration, employ experts to assist him in his determinations.

          (g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in
Section 6.3, as applicable (including, without limitation, actual attorneys' fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator's decision, unless the Arbitrator shall otherwise allocate such costs, for the reasons set forth, in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

          (h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Philadelphia, Pennsylvania to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including, without limitation, the parties hereto) shall have been absent from such arbitration for any reason, including, without limitation, that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

          (i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

          (j) This arbitration clause shall survive the termination of this Agreement and any agreement contemplated hereby.

          11.2.  Waiver of Jury Trial; Exemplary Damages.  ALL PARTIES
HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT. No party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement.

          11.3. Attorneys' Fees. The unsuccessful party to any court or other proceeding arising out of this Agreement that is not resolved by arbitration under Section 11.1 shall pay to the prevailing party all attorneys' fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 11.3 and elsewhere in this Agreement, "actual attorneys' fees" or "attorneys' fees actually incurred" means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to "reasonable attorneys' fees" as that term may be defined in statutory or decisional authority.


                                 ARTICLE XII.

                                  TERMINATION

          12.1. Termination Without Default. In the event that the Closing of the transactions contemplated hereunder has not occurred by June 30, 1998 (the "Scheduled Closing Date") and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof) any party hereto shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Buyer, on the one hand, or Seller on the other, as the case may be, giving written notice to the other at any time after the Scheduled Closing Date, specifying the event or state of facts giving rise to such right of termination.

               12.2.  Termination Upon Default.

               (a) Buyer may terminate this Agreement by giving notice to Seller or Shareholder on or prior to the Closing, without prejudice to any rights or obligations Buyer may have, if Seller or Shareholder shall have materially breached any agreement, covenant, representation, or warranty contained herein and such breach shall not be cured within the earlier of the Scheduled Closing Date and 30 days following receipt by Seller or Shareholder of a notice describing in reasonable detail the nature of such breach.

               (b) Seller may terminate this Agreement by giving notice to Buyer, without prejudice to any rights or obligations Seller may have, if Buyer shall have materially breached any of its covenants, agreements, representations, and warranties contained herein and such breach shall not be cured within the earlier of the Scheduled Closing Date and 30 days following receipt by Buyer of a notice describing in reasonable detail the nature of such breach.

               12.3. Survival. The provisions of Section 13.4 shall survive any termination hereof pursuant to Article XII.


                                 ARTICLE XIII.

                                 MISCELLANEOUS

               13.1. Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party hereto:

               if to Buyer, to:

                      The Tierney Group, Inc.
                      40 West 23rd Street
                      New York, New York 10010
                      Attention:  Valentine J. Zammit
                      Telecopy: (212) 727-1739
               if to True North:

                      True North Communications Inc.
                      40 West 23rd Street
                      New York, New York 10010
                      Attention:  Valentine J. Zammit
                      Telecopy: (212) 727-1739

                      in either case with a copy to:

                      True North Communications Inc.
                      101 East Erie Street
                      Chicago, Illinois  60611
                      Attention:  Dale Perona
                      Telecopy:  (312) 425-6353

                                - and -

                      Loeb & Loeb LLP
                      345 Park Avenue
                      New York, New York  10154
                      Attention:  Andrew M. Ross, Esq.
                      Telecopy:  (212) 407-4990

               if to Seller or Shareholder:

                      B.P. Tierney & Associates, Inc.
                      200 South Broad Street, 10th Floor
                      Philadelphia, Pennsylvania  19102
                      Attention:  Brian P. Tierney
                      Telecopy:  (215) 790-4299

                      with a copy to:

                      Blank Rome Comisky & McCauley LLP
                      One Logan Square
                      Philadelphia, Pennsylvania  19103
                      Attention:  Alan L. Zeiger, Esq.
                      Telecopy:   (215) 569-5628

Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and the appropriate answerback is received or, (ii) if given by certified mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, properly addressed or, (iii) if given by any other means, when delivered at the address specified herein.

          13.2. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          13.3. Publicity. Except as required by law, the parties agree that they or their agents shall not issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

          13.4. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          13.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither Seller nor Shareholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Buyer.

          13.6. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws principles thereof.

          13.7. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          13.8. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among

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

the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than Purchaser Indemnities as set forth in Section 10.1 hereof and True North, which shall be a third party beneficiary hereof.

          13.9. Bulk Sales Laws. Buyer hereby waives compliance by Seller with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Seller and Shareholder jointly and severally agree to indemnify and hold Buyer harmless from and against any and all Loss incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

          13.10. Setoff. Buyer shall have the right to set off against any amounts payable by Buyer under this Agreement any amounts owed by Seller or Shareholder to Buyer, True North or any other Purchaser Indemnitee; provided, however, Buyer shall not have the right to set-off against any payments due Seller under Seller's Employment Agreement.

          13.11. Disclosure. All disclosures on the Schedules to this Agreement shall be deemed to be disclosed herein in response to each relevant and/or applicable Section of this Agreement and to each relevant and/or applicable Schedule hereto.

          13.12. Remedies. The remedies provided in Articles X and XI shall constitute the exclusive remedies for all matters under this Agreement, except any party shall be entitled to seek specific performance or other equitable relief in connection with any breach of this Agreement, none of which rights or remedies shall be affected or diminished by the remedies provided hereunder.

          13.13. Severability. If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          13.14. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          13.15. Guarantee. True North hereby unconditionally and irrevocably guarantees to Seller and Shareholder, and agrees to act as surety for, the

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

full and prompt payment of the Purchase Price by Buyer and the full and prompt performance of all of Buyer's obligations, covenants, and agreements under this Agreement. This surety shall remain in full force and effect notwithstanding any amendment or modification of this Agreement.

          13.16. Permitted Transfers. At any time from and after the Closing Date, Seller shall be permitted to transfer all or any portion of the Shares to Shareholder, Shareholder's spouse or lineal descendants or a trust for the benefit of any of the foregoing individuals or a charitable trust of which Shareholder or Seller is the settlor, provided that such transfer to any such individual or entity qualifies as an exempt transaction under the Securities Act and any applicable state securities laws and any recipient of the Shares makes the representations and warranties contained in Section 3.27 herein, unless the Registration Statement has been deemed effective by the SEC in which case no exemption would be required.

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

          IN WITNESS WHEREOF, Buyer, Seller and Shareholder have caused this Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.

                         THE TIERNEY GROUP, INC.


                         By: /s/ Dale Perona
                            -----------------------------
                            Name:
                            Title:


                         TRUE NORTH COMMUNICATIONS INC.


                         By: /s/ Dale Perona
                            -----------------------------
                            Name:
                            Title:


                         B.P. TIERNEY & ASSOCIATES, INC.


                         By: /s/ Brian P. Tierney
                            -----------------------------
                            Name:  Brian P. Tierney
                            Title: President

                         /s/ Brian P. Tierney
                         --------------------------------
                         Brian P. Tierney
                         Shareholder



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